Exhibit 99.1


PRESS RELEASE

First Leesport Bancorp, Inc.
133 North Centre Avenue
Leesport, PA  19533

For Additional Information, Please Contact:

Raymond H. Melcher, Jr., President and Chief Executive Officer
First Leesport Bancorp, Inc.
(610) 926-2161

Anthony R. Cali, President and Chief Executive Officer
Merchants of Shenandoah Ban-Corp.
(717) 462-1983

For Immediate Release - January 12, 1999


         First Leesport Bancorp, Inc. Agrees to Acquire

                Merchants of Shenandoah Ban-corp



Leesport, PA... Raymond H. Melcher, Jr., President and Chief Executive Officer of First Leesport Bancorp, Inc. (Nasdaq:
FLPB), parent company of The First National Bank of Leesport and Essick & Barr Insurance, Inc., and Anthony R. Cali, President and Chief Executive Officer of Merchants of Shenandoah Ban-Corp announced today the companies have signed a definitive agreement for First Leesport Bancorp, Inc., to acquire Merchants of Shenandoah Ban-Corp. Merchants of Shenandoah Ban-Corp and its wholly owned subsidiary, Merchants Bank of Pennsylvania, is a $58 million commercial bank headquartered in Shenandoah, Schuylkill County, Pennsylvania, with a branch office in Drums, Luzerne County, Pennsylvania, and a third office scheduled to open this summer.

The merger agreement provides that each Merchants common share will be exchanged for 1.5854 shares of First Leesport common stock if the 30-day average price of First Leesport stock immediately prior to closing is between $20.00 and $28.00 per share. If the average price of First Leesport shares before closing is less than $20.00 per share, Merchants' shareholders will receive the number of shares of First Leesport stock necessary to provide them with $31.71 in value for each Merchants' share.

Upon completion of the merger, Merchants Bank of Pennsylvania will retain its name and charter and will operate as a wholly owned subsidiary of First Leesport Bancorp, Inc. Merchants
<PAGE 1> present directors will continue to serve on the
Merchants Board. Anthony R. Cali plus two additional Merchants directors will be become directors of First Leesport Bancorp, Inc., and one Merchants director will become a member of the Board of Directors of The First National Bank of Leesport. Raymond H. Melcher, Jr., President and Chief Executive Officer of First Leesport Bancorp, Inc., will join Merchants' Board of Directors. Merchants President and Chief Executive Officer, Anthony R. Cali, will continue as President of the Merchants Bank of Pennsylvania and will be named Executive Vice President of First Leesport Bancorp. Mr. Melcher will continue as President and Chief Executive Officer of First Leesport Bancorp, Inc., and The First National Bank of Leesport and the Berks County operations of The First National Bank of Leesport will not be affected.

Based on December 31, 1998 financials, the combined company will have assets of $287 million. The transaction is subject to regulatory approval, as well as approval of shareholders of Merchants of Shenandoah Ban-Corp and First Leesport Bancorp, Inc. At December 31, 1998, First Leesport had total assets of approximately $229 million, $162 million of loans and $184 million of deposits. First Leesport Bancorp anticipates that the transaction Will close during the second quarter of 1999 and will be accounted for as a pooling of interests.

The merger is expected to be accretive to First Leesport's earnings in 1999.

According to Raymond H. Melcher, Jr., President and Chief Executive Officer of First Leesport Bancorp, "The addition of Merchants Bank of Pennsylvania to the First Leesport Bancorp umbrella of financial service providers offers customers and potential customers of Merchants Bank, Leesport Bank, and Essick & Barr Insurance, more opportunities to conduct business with local, high quality financial service providers."

"It is also consistent with our strategic plan to diversify our geographic coverage as well as our product and service offerings." Mr. Melcher continued. "Our focus will continue to be to provide unmatched personal service and a full range of financial products to both homeowners and business owners. It is a focus that has served us well since 1909, and will serve us well into the future."

"The combined resources of our family of companies will allow us to enhance our current product offerings as well as increase the number of customers we each serve," Mr. Melcher concluded.

Anthony R. Cali, President of Merchants of Shenandoah Ban-Corp stated, "We view this combination as a great opportunity to accelerate our plans to offer Merchants Bank customers a wider array of financial services, such as insurance products, equipment leasing, and discount brokerage services. In addition, we can continue with our strategic plan to grow our presence in
<PAGE 2> Luzerne and Schuylkill Counties, while retaining our same commitment to delivering the highest levels customer service. We will now have the ability to remain a local, community bank, with the resources of a larger financial services organization."

The Leesport-based community bank has offices in Leesport, Blandon, Breezy Corner, Hamburg, Reading, and Wyomissing Hills, and a limited service facility in Phoebe Berks Village, Wernersville. A seventh full-service office in Bern Township is slated to open in early 1999. Essick & Barr Insurance, a 104 year old full service general insurance agency, which was acquired on December 7, 1998, operates as a subsidiary of The First National Bank of Leesport, and does business throughout southeastern Pennsylvania.

First Leesport Bancorp, Inc., is listed on the Nasdaq Small Cap
Market as "FLPB".

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. <PAGE 3>